Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Orrstown Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, no par value	457(o)	-	-	-	-	-
Fees to be Paid	Equity	Preferred Stock, $1.25 par value per Share	457(o)	-	-	-	----	-
Fees to be Paid	Equity	Depositary Shares	457(o)	-	-	-	-	-
Fees to be Paid	Debt	Debt Securities (3)	457(o)	-	-	-	-	-
Fees to be Paid	Other	Warrants	457(o)	-	-	-	-	-
Fees to be Paid	Other	Purchase Contracts	457(o)	-	-	-	-	-
Fees to be Paid	Other	Units	457(o)	-	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf		457(o)	-	-	$200,000,000	.00013810	$27,620
	Total Offering Amount					$200,000,000		$27,620
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$27,620

(1)
The amount being registered consists of up to $200,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units.  The registrant will determine the proposed maximum offering price per unit from time to time in connection with the issuance of securities registered hereunder.  There is also being registered hereunder an indeterminate number and/or amount of securities registered hereunder as may be issued upon conversion, exchange, exercise, redemption or settlement, as the case may be, of any other securities registered hereunder that provide for such conversion, exchange, exercise, redemption or settlement.  Any securities registered hereunder may be offered separately or in combination with the other securities registered hereunder.

(2)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) of the rules and regulations of the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

(3)	The debt securities issued under this registration statement may be senior and/or subordinated debt securities.